As filed with the Securities and Exchange Commission on February ___, 2003 Registration Statement No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-8


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        Commission File number: 000-30771

                           INTERACTIVE MOTORSPORTS AND
                               ENTERTAINMENT CORP.
               (Exact name of registrant as specified in charter)

                                     Indiana
         (State or other jurisdiction of incorporation or organization)

                                   87-0678630
                           (I.R.S. Employer I.D. No.)

                  5624 West 73rd Street, Indianapolis, IN 46278
               (Address of principal executive offices) (Zip Code)

                                 (317) 295-3500
                (Issuer's telephone number, including area code)

                       Consultant Compensation Agreement
                            (Full Title of the Plan)

                              William R. Donaldson
                              5624 West 73rd Street
                             Indianapolis, IN 46278
                     (Name and Address of Agent for Service)

                                 (317) 295-3500
          (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

---------------------------- -------------------------- -------------------------- -------------------------- ---------------------
 Title of Securities to Be    Amount to be Registered       Proposed Maximum           Proposed Maximum        Amount of
        Registered                      (1)             Offering Price Per Share   Aggregate Offering Price    Registration Fee
                                                                                              (2)
---------------------------- -------------------------- -------------------------- -------------------------- ---------------------
Common Stock, $0.0001 par                      150,000                      $0.37                    $55,500                  $5.11
value
---------------------------- -------------------------- -------------------------- -------------------------- ---------------------

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transaction.
(2) Estimated, pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee (based on the average ($0.37 per share) of the high and the low prices of Interactive Motorsports and Entertainment Corp.'s common stock on the OTCBB on February 10, 2003.

                                     PART I

Item 1. Plan Information.

The "Consultant Compensation Agreement" is included as Exhibit 10.1 on this Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The participant will be provided with a statement advising him that, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and any other documents required to be delivered pursuant to Rule 428(b) are available without charge by contacting William R. Donaldson at (317) 295-3500.


                                     PART II


Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)  The Registrant's 10-KSB for the year ended December 31, 2001;

     (1) The Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2002;

     (2) The Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2002;

     (3) The Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2002; and

     (4) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months.

(c) The description of the Registrant's Common Stock found under the caption "Description of the Securities" in the Registrant's Registration Statement on Form 10-SB filed under the Exchange Act with the Commission on June 8, 2000, as updated by the Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2002, and filed on November 14, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Executive Officers.

The Indiana Business Corporation Law permits an Indiana corporation to indemnify its directors and officers from liability for their conduct if such conduct was made in good faith with the reasonable belief that such conduct was in the corporation's best interest. If the individual was not acting in his or her official capacity with the corporation, then indemnification is permitted for good faith conduct made with the reasonable belief that such conduct was at least not opposed to the best interest of the corporation. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer, who is wholly successful in the defense of any proceeding to which the director or officer is a party by virtue of being a director or officer of the corporation, against reasonable expenses incurred in connection with the proceeding. Indemnification can be made in advance of the final disposition of a proceeding if certain procedural requirements are met. An Indiana corporation is permitted to purchase and maintain insurance on behalf of directors and officers against liability asserted against them in that capacity or arising from an individual's status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Indiana Business Corporation Law. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation or by-laws.

The articles of incorporation of Interactive Motorsports and Entertainment Corp. provide for the indemnification of directors and officers against reasonable expenses actually incurred, except in relation to any action in which it is finally adjudged that the director or officer is liable for willful misconduct or recklessness in the performance of corporate duties. In addition, indemnification is permitted for amounts paid by directors or officers upon judgment and the reasonable costs of settlement of any such action, if a majority of a disinterested committee of our board determines that such payment or settlement is in our interest and that the director or officer to be reimbursed did not engage in any act constituting willful misconduct or recklessness in the performance of corporate duties.

Our bylaws provide for indemnification of directors and officers to the fullest extent available under then applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

5.1 Opinion of Leagre Chandler & Millard LLP regarding legality of securities being offered, including consent
10.1     Consultant Compensation Agreement
23.1     Consent of David T. Thomson, P.C.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on the 7th day of February, 2003.



INTERACTIVE MOTORSPORTS
AND ENTERTAINMENT CORP.



By /s/ William R. Donaldson
  ------------------------------
  William R. Donaldson, Chairman
  and Chief Executive Officer





Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


Date: 2/7/2003
                                       /s/ William R. Donaldson
                                       -----------------------------------------
                                       William R. Donaldson, Chairman
                                       and Chief Executive Officer




Date: 2/7/2003
                                      /s/ Mark Paul
                                      ------------------------------------------
                                      Mark Paul, Vice President, Chief Financial
                                      Officer and Treasurer (and Principal
                                      Accounting Officer)

Date: 2/7/2003
                                      /s/ Carl Smith
                                      ------------------------------------------
                                      Carl Smith, Director


Date: 2/7/2003                        /s/ James Treadway
                                      ------------------------------------------
                                      James Treadway, Director

Date: _________
                                      ------------------------------------------
                                      Cary Agajinian, Director

                                  EXHIBIT INDEX


        5.1 Opinion of Leagre Chandler & Millard LLP regarding legality of securities being offered, including consent
        10.1     Consultant Compensation Agreement
        23.1     Consent of David T. Thomson, P.C.